SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2018

MMEX RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-152608	26-1749145
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3616 Far West Blvd., #117-321

Austin, Texas 78731

(Address of principal executive offices)

Registrant's telephone number, including area code: (855) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

Reference is made to the disclosure under Item 3.02 of this report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure under Item 3.02 of this report.

Item 3.02 Unregistered Sales of Equity Securities

Effective January 24, 2018, the Company issued and delivered to GS Capital Partners, LLC an 8% convertible note in the principal amount of $173,000. The note was issued at a discount, resulting in the Company’s receipt of $150,000. The holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of common stock (i) during the first 180 days, at a price of $.03 per share of common stock and (ii) thereafter at a 40% discount from the average of the three lowest trading price during the 25 days prior to conversion. The note matures on January 23, 2019. The Company may redeem the note at redemption prices ranging from 118% to 133% during the first 180 days after issuance.

Any issuance of the shares upon conversion of the note will be exempt from registration pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Reference is made to the disclosure under Item 5.07 of this report.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On January 26, 2018, we mailed to our shareholders a definitive information statement advising them that the board of directors of the Company and shareholders owning in excess of 50.1% of the outstanding shares of voting Common Stock of the Company have executed a written consent approving the amendment to Article IV of the Amended and Restated Articles of Incorporation to increase the number of authorized shares of Class A Common Stock of the Company from 3 billion to 10 billion shares. The effective date of such consent, and the related filing of the amendment with the Secretary of State of Nevada, is expected to be February 16, 2018 (20 days after the filing with the SEC of an information statement meeting the requirements of Schedule 14C under the Securities Exchange Act of 1934).

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMEX Resources Corporation

Date: January 26, 2018	By:	/s/ Jack W. Hanks
Jack W. Hanks
President and Chief Executive Officer

3